Exhibit 99.1

News Release

Contacts:	Media Manny Goncalves +1 212 635 1568 manuel.goncalves@bnymellon.com	Analysts Magda Palczynska +1 212 635 8529 magda.palczynska@bnymellon.com

BNY Mellon Announces Location Change for its 2020 Annual Meeting of Stockholders

Annual Meeting to be held in virtual only format

NEW YORK, March 24, 2020 – The Bank of New York Mellon Corporation (“BNY Mellon”) (NYSE: BK) announced today a change in the location of the 2020 Annual Meeting of Stockholders (the “Annual Meeting”). In light of public health concerns regarding the coronavirus or COVID-19, the Annual Meeting will be held solely by remote communication, in a virtual only format. The previously announced date and time of the meeting (April 15, 2020 at 9:00 a.m., Eastern time) will not change. Stockholders of record as of the close of business on February 18, 2020, the record date, can find additional details regarding participation in the Annual Meeting at https://www.bnymellon.com/proxy.

ABOUT BNY MELLON

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries. As of Dec. 31, 2019, BNY Mellon had $37.1 trillion in assets under custody and/or administration, and $1.9 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com. Follow us on Twitter @BNYMellon or visit our newsroom at www.bnymellon.com/newsroom for the latest company news.